Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Contact

Sean Mahoney

Investor Relations

Curative Health Services/

Critical Care Systems, Inc.

603-888-1500

smahoney@curativehealth.com

Curative Health Services, Inc. Proceeds

With Plan To Eliminate $185 Million In Bondholder Debt

Nashua, New Hampshire – April 7, 2006 – Curative Health Services, Inc. (Nasdaq: CURE) today announced that it is proceeding with a prepackaged plan of reorganization that is overwhelmingly supported by the holders (“bondholders”) of its 10.75% senior notes due 2011 (the “Notes”) and will eliminate the Company’s $185 million debt obligation under the Notes and strengthen its balance sheet.

After receiving such strong support from the Company’s bondholders, Curative and its subsidiaries filed Chapter 11 petitions on March 27, 2006 in the United States Bankruptcy Court for the Southern District of New York seeking court approval of the plan.

During hearings held in the first week of the Company’s jointly administered Chapter 11 cases, the Court approved the Company’s request for several orders that will enable the Company to continue its day-to-day business operations as usual. Among other things, the Court approved orders authorizing the Company to continue to pay its employees’ compensation and benefits, and confirming the Company’s ability to pay its suppliers and service providers in the ordinary course of business going forward. The Court also entered an interim order approving the Company’s previously announced $45 million revolving credit facility with GE Capital Corporation that will provide financing for the Company during these proceedings. The Court has currently scheduled a hearing on confirmation of the Company’s plan for May 8, 2006 at 2:00 p.m. EST.

“Our operations have continued to run smoothly during this process, and our customers and suppliers have been very supportive of our efforts to eliminate the Company’s long-term debt,” said Paul F. McConnell, President and Chief Executive Officer of Curative. “During this debt restructuring process and beyond, we intend to continue our long-standing commitment to providing high-quality care and clinical results for our pharmacy patients with serious or chronic medical conditions and comprehensive wound care management services for our hospital clients.”

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Mr. McConnell also emphasized that Curative’s employees will of course continue to be paid and receive their benefits without interruption during the debt restructuring. “We appreciate the ongoing loyalty and support of all our employees,” said Mr. McConnell. “Their dedication and hard work are critical to our success and integral to the future of the Company. I would also like to thank our patients and customers for their continued support during this process as we continue to provide them with the highest quality of clinical care and customer service.”

Mr. McConnell concluded, “Our Wound Care Management and Specialty Infusion businesses have produced very good results this past year and they continue to grow. Once our balance sheet issues are behind us, Curative will be poised for even greater success and growth. Our management team is committed to making this restructuring successful and leading Curative towards a bright future.”

About Curative Health Services

Curative Health Services, Inc. is a leading provider of Specialty Infusion and Wound Care Management services.

The Specialty Infusion business, through its national footprint of Critical Care Systems branch pharmacies, provides a cost-effective alternative to hospitalization, delivering pharmaceutical products and comprehensive infusion services to pediatric and adult patients in the comfort of their own home or alternate setting. Each JCAHO accredited branch pharmacy has a local multidisciplinary team of experienced professionals who clinically manage all aspects of a patient’s infusion and support needs.

The Wound Care Management business is a leading provider of wound care services specializing in chronic wound care management. The Wound Care Management business manages, on behalf of hospital clients, a nationwide network of more than 100 Wound Care Center® programs that offer a comprehensive range of services for treatment of chronic wounds, including outpatient, inpatient, post-acute and hyperbaric oxygen therapy.

For more information, visit www.curative.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, the risk that the pre-packaged plan of reorganization is not ultimately approved by the creditors or the bankruptcy court, does not adequately address the Company’s financial situation or is otherwise not consummated in a timely manner, risks associated with operations of our acquired businesses, as well as risks in our current businesses such as the potential for termination or non-renewal of a material number of contracts, an inability to obtain new contracts, changes in government regulations relating to the Company’s Specialty Infusion or Wound Care Management businesses, changes in the regulations governing third party reimbursements for the Company’s services, manufacturing shortages of products sold by Curative’s Specialty Infusion business, the impact of competitive products and pricing, the ability to maintain pricing arrangements with suppliers that preserve margins, the seasonality and variability of operating results, the Company’s ability to implement its strategies and achieve its objectives and the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. Readers of this release are referred to the Company’s Annual Report on Form 10-K for the year ending December 31, 2004, and Quarterly Report on Form 10-Q for quarter ending September 30, 2005 for further discussion of these and other risk factors that could affect future results.

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